Exhibit 99.1

American Capital Senior Floating, Ltd. Announces Monthly Cash Distributions of $0.097 per Share for February, March and April of 2018

NEW YORK, NY—January 18, 2018 — American Capital Senior Floating, Ltd. (NASDAQ: ACSF) (“ACSF” or the “Company”) announced today that its Board of Directors has declared monthly cash distributions of $0.097 per share of common stock for each of February, March and April of 2018.  The monthly cash distributions will be paid to common stockholders of record as set forth in the table below:

	Distributions to Stockholders per Share	Record Date	Ex-Dividend Date	Payment Date
February 2018	$0.097	February 22, 2018	February 20, 2018	March 5, 2018
March 2018	$0.097	March 20, 2018	March 16, 2018	April 4, 2018
April 2018	$0.097	April 19, 2018	April 17, 2018	May 2, 2018

For further information, please contact Investor Relations at 888-818-5298 or IR@ACSF.com.

About American Capital Senior Floating, Ltd.

American Capital Senior Floating, Ltd. (NASDAQ: ACSF) is a diversified closed-end investment management company that invests primarily in senior first lien and second lien floating rate loans to large-market U.S. based companies and in debt and equity tranches of collateralized loan obligations collateralized by senior floating rate loans. The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is externally managed by Ivy Hill Asset Management, L.P.  For further information, please refer to www.ACSF.com.

About Ivy Hill Asset Management L.P.

Ivy Hill Asset Management, L.P. (“IHAM”), a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC), is an SEC-registered investment adviser, comprised of an experienced team of investment professionals focused on investing in and managing primarily middle market senior secured assets through structured investment vehicles and managed accounts. As of September 30, 2017, IHAM had total assets under management of approximately $4.2 billion across 22 vehicles.

Forward-Looking Statements

This press release contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business.  You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.  These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission.  Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made.  The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Relations Contact:

Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com
or

Investor Relations Contact:

Carl Drake, 888-818-5298
cdrake@aresmgmt.com

or

Veronica Mendiola, 212-808-1150

vmendiola@aresmgmt.com